Exhibit 99.2

SHEILA LIRIO MARCELO, FOUNDER AND CEO OF CARE.COM, TO BE NAMED EXECUTIVE CHAIRWOMAN
Marcelo to Lead on Advocacy and Innovation to Improve the Nation’s Care Infrastructure; Marcelo and Board Begin Search for CEO to Lead Next Phase of Growth

Waltham, MA, August 6, 2019 —Founder, Chairwoman and CEO Sheila Lirio Marcelo of Care.com (NYSE: CRCM), the world’s largest online marketplace for finding and managing family care, announced today on behalf of the Company that she will assume the role of Executive Chairwoman of Care.com.  A search will begin for a new CEO led by Lead Independent Director George Bell and Board Director Marla Blow, along with Ms. Marcelo. Ms. Marcelo will serve as CEO until a new CEO is named.
As Executive Chairwoman and board member, Ms. Marcelo will advocate for improvements and innovations in the country’s care infrastructure to better enable families to find quality care and caregivers to find meaningful work. At the same time, she will champion efforts to drive systemic change across the care economy as a whole and support initiatives to leverage the Company’s data, scale and influence.
Ms. Marcelo will also advise the new CEO, in areas such as Care@Work client relationships, policy initiatives and public engagement.
In making the announcement, Ms. Marcelo said, “Solving the care challenges families face is my passion and mission, and I’m profoundly fortunate to make it my life’s work.  I’m so proud of what our team is accomplishing and the positive impact we have on millions of families and caregivers around the world.  After 13 years as CEO, I’m excited to be able to focus on broader policy and advocacy issues, while being available to advise and support our new leadership on the next phase of growth and innovation.”
Mr. Bell said, “Sheila is a visionary who saw the massive need for disruptive innovation in the care space and led Care.com to become an international resource for millions of families looking for care and caregivers looking for work.  We’ve worked together to create a transition plan designed to provide leadership continuity and steer the company into that next stage of growth.”
Ms. Blow added, “All of us on the Board share Sheila’s commitment to Care.com and we are thrilled she will be working alongside us as we conduct the search for her successor.”
Ms. Marcelo founded Care.com in 2006 after her personal challenges as a young working mother finding care for two small children and ailing parents shed a spotlight on the enormous care needs of families everywhere.  She led the company through a successful IPO in 2014 – in an era in which only 3% of companies to IPO had a female CEO.  Today, Care.com is the market leader, serving more than 34 million members in more than 20 countries.
Ms. Marcelo sits on the boards of Northwestern Mutual, Boston Children’s Hospital, and the U.S. Library of Congress Trust Fund.  She is a member of the Council on Foreign Relations, the Massachusetts Competitive Partnership and is an Aspen Crown Fellow.  Ms. Marcelo graduated from Mount Holyoke College and received her J.D. and M.B.A. degrees from Harvard University.

About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 19.8 million families and 14.3 million caregivers* across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.7 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment.  These include: a comprehensive suite of safety tools and resources members may use to

Exhibit 99.2

help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support.  Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.
*As of June 2019

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Contact:
Nancy Bushkin
VP, Global Public Relations & Corporate Communications
Care.com
nbushkin@care.com
781-642-5919

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